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EXHIBIT (a)(3)

NEWS RELEASE

WORLDPORT COMMUNICATIONS, INC. BOARD REMAINS NEUTRAL ON W.C.I. ACQUISITION CORP. TENDER OFFER

        Chicago, Illinois, January 7, 2003—The Board of Directors of Worldport Communications, Inc. (OTCBB:WRDP) has reviewed the tender offer by W.C.I. Acquisition Corp. for all of the outstanding common stock of Worldport at a price of $0.50 per share. Because all of the members of the Board may have actual or potential conflicts of interest with respect to the Offer, the Board has determined to remain neutral and make no recommendation to the holders of Worldport's common stock with respect to the Offer.

        Worldport is filing a Schedule 14D-9 Solicitation/Recommendation Statement relating to the W.C.I. offer with the Securities and Exchange Commission and mailing copies of the Schedule 14D-9 to its common stockholders.

        The Worldport Board of Directors urges all holders of Worldport common stock to make their own decisions whether to tender their shares pursuant to the W.C.I. Offer based on all information available to them, including the information set forth in the Schedule 14D-9 and Worldport's other publicly-filed documents.

Notes to Investors:

        This press release contains certain statements of a forward-looking nature relating to future events or business performance. Any such statements that refer to Worldport's future business, operating results or other non-historical facts are forward-looking and reflect Worldport's current perspective of existing trends and information. These statements involve risks and uncertainties that cannot be predicted or qualified, and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include the factors detailed in Worldport's Annual Report on Form 10-K filed with the Securities and Exchange Commission. These statements speak as of the date of this release, and Worldport undertakes no obligation to update these statements in light of future events or otherwise.

CONTACT: Worldport Communications, Inc.
Kathleen A. Cote, 847/353-7253
 kacote@wrdp.com

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  EXHIBIT (a)(3)